Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No.1 to Form F-1 of Lichen China Limited and subsidiaries (the “Company”) of our report dated August 12, 2021, except for Note 1 and Note 10, as to which the date is January 14, 2022, relating to our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2020, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

June 15, 2022